EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of Dow Jones & Company of our report dated January 25, 2001, except as to Note 2, which is dated February 15, 2001, appearing on page 55 of Dow Jones & Company's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 25, 2001 relating to the financial statement schedule, which appears on page 62 in such Annual Report on Form 10-K. We also consent to the references to us in Item 5, Interests of Named Experts and Counsel, in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
May 16, 2001